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                               M E M O R A N D U M

Date:    September 15, 1995

To:      Form 10-K Exhibit List

Re:      Summary of Bonus Plans for Seymour Kahn, Joseph A. Czyzyk and Randolph
         E. Ajer

From:    Kathryn McCuskey


      In November 1990, the Board of Directors adopted a cash bonus plan (the "Bonus Plan") for Messrs. Kahn and Ajer effective for fiscal 1991 and thereafter. The two part Bonus Plan is based on earnings before interest and taxes ("EBIT") of the Company during the fiscal year for which the bonus is calculated. Under Part I of the Bonus Plan, if the bonus year's EBIT meets or exceeds a maintenance level based on the trailing three-year EBIT average, then a bonus in the amount of 25% of the respective salaries of Messrs. Kahn and Ajer will be paid to each of them. If the bonus year's EBIT level falls below the prescribed EBIT maintenance level, bonuses will be paid to Messrs. Kahn and Ajer under the Bonus Plan solely at the discretion of the Compensation Committee of the Board of Directors (the "Compensation Committee"). Additional bonuses will be paid two-thirds to Mr. Kahn and one-third to Mr. Ajer under Part II of the Bonus Plan in an amount equal to 10% of any increase in a bonus year's EBIT level over the trailing three-year average EBIT level.

      Pursuant to his employment agreement, for fiscal 1995, Mr. Czyzyk is entitled to receive a bonus under a two part Bonus Plan equal to: (1) Part I--Twenty-Five Percent of base compensation if fiscal 1995 EBIT meets or exceeds fiscal 1994 EBIT; and (2) Part II--Two and One-Half Percent (2.5%) of the amount by which fiscal 1995 EBIT exceeds fiscal 1994 EBIT. For fiscal 1996, Mr. Czyzyk's bonus will be based on meeting or exceeding an average of fiscal 1995 and 1994 EBIT and, thereafter, Mr. Czyzyk's bonus will be based on meeting or exceeding a trailing three-year average EBIT level. If the bonus year's EBIT level falls below the prescribed EBIT maintenance level, a bonus will be paid to Mr. Czyzyk under the Bonus Plan solely at the discretion of the Compensation Committee.


                                  Exhibit 10.16